Exhibit (j)(5)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 103 to Registration Statement No. 002-41839 on Form N-1A of our report dated June 13, 2007 relating to the financial statement and financial highlights of Fidelity Fixed-Income Trust, including Fidelity Inflation-Protected Bond Fund, appearing in the Annual Report on Form N-CSR of Fidelity Fixed-Income Trust for the year ended April 30, 2007 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP
Boston, Massachusetts
June 26, 2007